Exhibit 99.1

Worthington Steel Confirms Its Kloeckner Strategy Following Shareholder Vote

COLUMBUS, OHIO (October 23, 2026) – Worthington Steel, Inc. (NYSE: WS) today announced that the proposed domination and profit and loss transfer agreement (“DPLTA”) between Kloeckner & Co SE (“Kloeckner”) and Worthington Steel GmbH, a wholly owned indirect subsidiary of Worthington Steel, did not receive the required shareholder approval at Kloeckner’s extraordinary general meeting in Düsseldorf, Germany. As a result, the DPLTA will not become effective. Worthington Steel remains committed to delivering on the long-term strategic and economic rationale of the transaction. For now, the company will operate within the existing ownership and governance structure and will pursue commercial, procurement, operational and strategic opportunities that can be advanced within that framework and in accordance with applicable law.

“The path forward is clear, and we will begin work immediately,” said Geoff Gilmore, Worthington Steel President and CEO. “The vote will affect the timing, mix and manner in which certain goals can be realized, particularly in the near term, but it does not change our conviction regarding the compelling strategic rationale for the acquisition. We continue to see significant long-term synergy and value-creation potential and will pursue relevant opportunities consistent with the existing governance framework.”

Worthington Steel has included Kloeckner’s financial results in its consolidated financial reporting since completing the acquisition of a majority stake in June 2026. The outcome of the vote does not affect this financial consolidation or its financing arrangements.

Worthington Steel completed its voluntary public takeover offer for Kloeckner on June 3, 2026. Following the subsequent public delisting tender offer, Worthington Steel currently holds approximately 62% of Kloeckner’s share capital and voting rights. Following the vote, Worthington Steel’s existing majority stake in Kloeckner and its strategic commitment to the combination remain unaffected.

At the extraordinary general meeting, Kloeckner shareholders approved the proposed election of five Supervisory Board members who had already been serving on the Board following their court appointment in July 2026. Shareholders also approved amendments to Kloeckner’s Articles of Association intended to simplify ongoing corporate governance.

Further information on the public takeover offer and public delisting offer is available at www.strong-for-good.com.

About Worthington Steel

Worthington Steel (NYSE: WS) is one of North America’s leading value-added metals processing and manufacturing companies. The Company partners with customers to deliver specialized, highly technical solutions across carbon flat-rolled steel, aluminum, stainless steel, long products, heavy plate and electrical steel, to solve complex challenges across a broad range of industries.

Worthington Steel employs approximately 12,000 people and operates approximately 150 facilities, primarily in North America, with additional operations in Europe and Asia. The Company combines extensive processing expertise with advanced manufacturing technologies, including galvanizing, pickling, configured blanking, specialty cold reduction, electrical steel laminations, fabrication and precision processing.

Guided by its people-first Philosophy and a commitment to safety, innovation and continuous improvement, Worthington Steel creates long-term value by delivering trusted solutions for customers, opportunities for employees, returns for shareholders and strength for the communities where it operates.

Important Information: The employee and facility counts above reflect the combined totals of Worthington’s wholly owned businesses, consolidated affiliates including Kloeckner, and unconsolidated affiliate consistent with our past practices.

About Kloeckner & Co

Kloeckner & Co is one of the largest producer-independent metals processors and one of the leading steel service center companies. With its distribution and service network of around 110 warehouse and processing locations, primarily in North America and the “DACH” region (Germany, Austria and Switzerland), Kloeckner & Co supplies more than 60,000 customers. Currently, the Group has more than 6,000 employees. Kloeckner & Co had sales of some €6.4 billion in fiscal year 2025. By consistently implementing its corporate strategy, Kloeckner & Co strives to become one of the leading service center and metal processing companies in North America and Europe. The focus is on continued targeted expansion of the service center and higher value-added business, diversification of the product and service portfolio as well as integration of additional CO2-reduced solutions under the Nexigen® umbrella brand.

Safe Harbor Statement

Worthington Steel wishes to take advantage of the safe harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act”). Statements by Worthington Steel which are not historical information constitute “forward-looking statements” within the meaning of the Act. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected. Factors that could cause actual results to differ materially include, but are not limited to, limitations on Worthington Steel’s ability to direct Kloeckner’s operations under the existing governance framework; delays in or failure to realize anticipated synergies and other acquisition benefits; and risks, uncertainties and impacts described from time to time in Worthington Steel’s filings with the Securities and Exchange Commission.

Media Contacts:

Worthington Steel

Melissa Dykstra

Vice President, Corporate Communications and Investor Relations

Phone: 614-840-4144

Melissa.Dykstra@WorthingtonSteel.com